Maybank Islamic

Our Ref Date

S2H/SNS - KJG/SR/PK/DA/HUZ/2016 - 14334 (LO)

10t h October, 2016

BIO LIFE NEUTRACEUTICALS SON. BHD.

Lot 6, Jalan Ria 3 Taman Perindustrian Ria

Batu 18, Off Jalan Semenyih 43000 Kajang

Selangor.

Dear Sir/Madam,

Re Branch

Islamic Banking Facility(s) Kajang Prima

We are pleased to advise you that the Bank has approved your application under SME Property & Business Financing-i, subject to the following terms and conditions:-

1.	FACILITY(S)

Fund for Small & Medium Industries 2-i (FSMl2-i) Commodity Murabahah Term Financing-i (CMTF-i)

Cash Line-i (CL-i)

TOTAL

FACILITY AMOUNT

RM2,800,000-00 RM1,000,000-00

RM3,800,000.00

The limit for each of the above facility may be varied at any time at the Bank's discretion.

2.	PURPOSE(S)

CMTF-i & CL-i For working capital requirements.

Each Facility is to be utilized for purposes not contrary to Shariah principle s.

3.	BANK'S SALE PRICE

CMTF-i CL-i

RM6,926,058-44.

RM1,532,500

MIB/SME Property & Business Financing-i/ LO (02092014)

Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

Maybank Islamic Berhad (787435-MJ

Kajang Business Centre

1st & 2nd Floor, Maybank Building, 28-30, Jalan Tukang, 43000 Kajang, Selangor.

Tel: 03-87391705, 87391706, 87391707 Fax: 03-87391704 MIB 01

4.	CEILING PROFIT RATE (MURABAHAH BASED PRODUCTS ONLY)

The Bank's Sale Price is based on a Ceiling Profit Rate of Base Financing Rate (BFR) + 4.00% per annum (p.a.) or 10.00% p.a. whichever is higher.

BFR is the rate from time to time stipulated by the Bank as its Base Financing Rate. Currently the BFR is 6.65% p.a. and therefore, the Bank's Sale Price is calculated at 10.65% p.a.

Notwithstanding the Ceiling Profit Rate above, the payment of the Bank's Sale Price is based on the Effective Profit Rate.

5.	PRICING (EFFECTIVE PROFIT RATE)/ COMMISSION/ CHARGES CMTF-i Effective Profit Rate:

FSMI2-i

1st 5 years Thereafter

BNM Rate+ 2.50% p.a. on daily rest. BFR - 1.80% p.a. on daily rest.

CL-i Effective Profit Rate:

FSMl2-i

1st 5 years Thereafter

BNM Rate+ 2.50% p.a. on daily rest. BFR + 0.50% p.a. on daily rest.

Bank Negara Malaysia (BNM) Rate is 1.50% p.a.

The Effective Profit Rate may vary on the movement of BFR/BNM rate, provided always that it shall not exceed the Ceiling Profit Rate.

6.	FACILITY TENURE CMTF·i

CL·i

Up to twenty (20) years from the date the Facility is made available by the Bank.

Five (5) years from the date the Facility is made available or renewed by the Bank.

Notwithstanding any other provisions herein stated related to the availability of the Facility or any part thereof, the Bank reserves the right to cancel the Facility or any part thereof at any time it deems fit or such part thereof shall be cancelled upon an event default and the whole indebtedness or such part thereof shall be payable on demand.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 2 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

7.	PAYMENT

7.1 CMTF-i

a.	By monthly equal installments of RM18,248.00 until full settlement of the Facility, and

b.	Profit to be serviced monthly in arrears.

7.2	CL-i

Profit Portion

The profit portion shall be realised on a monthly basis based on the Effective Profit Rate by way of:-

a.	The Bank debiting your Current Account with the Bank ("Designated Current Account") every month end and you are to ensure you pay such amount debited to avoid the Designated Current Account being in excess;

b.	Payments made directly to the Bank by you in the manner as determined by the Bank if the available limit is already fully utilised.

Principal Portion (Facility Amount)

By bullet payment until all amounts under the Facility are fully paid within the Facility Tenure.

Payable on demand.

8.	AVAILABILITY PERIOD

CMTF-i

Subject to fulfilment of all Conditions Precedent, the Facility shall be available for six (6) months from the acceptance date of this Letter of Offer or such other extended period as may be determined by the Bank. Any amounts not disbursed at the end of the Availability Period shall be cancelled thereafter.

CL-i

The Facility shall be made available by the Bank upon fulfilment of all conditions precedent and such other terms as may be required by the Bank but subject always to the Bank's review from time to time.

9.	PROCESSING FEE Waived.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 3 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

10.	SECURITY DOCUMENTS

CMTF-i & CL-i

a.	Letter of Offer;

b.	Pending issuance of the individual/strata title, Deed of Assignment of the Sale and Purchase Agreement with Power of Attorney, to transfer or otherwise deal with the property i.e. a 3 storey semi-detached factory identified as No. 9, Jalan P4/8B, Bandar Teknologi Kajang, 43500 Semenyih, Selangor, held under H.S.(M) 5480, H.S.(M) 5481, H.S.(M) 5482, H.S.(M) 5483, H.S.(M) 5484, H.S.(M) 5485 & H.S.(M) 5486, PT 9772, PT 9773, PT 9774, PT 9775, PT 9776, PT 9777 & PT 9778, Mukim Semenyih, Daerah Hutu Langat, Negeri Selangor.

Subsequently, upon issuance of the individual/strata title, 1st Party Legal Charge to be created over the property.

CMTF-i

a.	Asset Sale Agreement for RM6,926,058-44 over Shariah compliant commodities determined by the Bank as per the e-certificate or such other evidence of ownership maintained by the Bank for this Facility (specimen as per Attachment herein).

b.	Master Facility Agreement.

c.	Joint and Several Guarantee to be executed by:-

Name i. Chong Khoi You ii. Phang Lai Sim	I/C No. Redacted Redacted

CL-i

a.	Asset Sale Agreement for RM1,532,500-00 over Shariah compliant commodities determined by the Bank as per the e-certificate or such other evidence of ownership maintained by the Bank for this Facility (specimen as per Attachment herein).

b.	Master Facility Agreement.

c.	Joint and Several Guarantee to be executed by:-

Name iii. Chong Khoi You iv. Phang Lai Sim	I/C No. Redacted Redacted

and such other documents or security documents as the Bank or the Bank's solicitors may advise from time to time.

All obligors shall hereinafter be collectively referred to as "Security Party".

MIB/SME Property & Business Financing-i/ LO (02092014)

Bio Ufe Neutraceuticals Sdn. Bhd. {87005S·M)

11.	CONDITIONS PRECEDENT

a.	The facilities are available for your use:-

i.	Upon acceptance of this Letter of Offer (LO) and the original copy has been returned to us.
ii.	To forward Board Resolution authorizing the acceptance of the Letter of Offer (only applicable for private limited entities).
iii.	Compliance of all terms and conditions as stipulated in this LO.

b.	Winding-up and bankruptcy searches to be conducted on your company/corporate guarantor and directors/sole-proprietor/partners/guarantors/3'' party depositors respectively, and to reveal no adverse remarks (where applicable).

c.	Prior to any disbursement of the facility, submission of valuation report from our panel valuer indicating the property's Open Market Value of not less than RM4,500,000-00 must be obtained. Notwithstanding, the Bank shall be entitled to request for another valuation report from other panel valuers or conduct its own internal valuation on the property's Open Market Value. ln the event the property's Open Market Value in the valuation report by any one of the panel valuers or the bank's internal valuation of the property indicates that the Open Market Value is less than RM4,500,000-00, the Bank shall be entitled to exercise its right to reduce the financing amount accordingly and/or impose such other terms and conditions as it deems fit or shall be entitled to exercise its rights to declare an event of default and exercise its rights hereof, as the case may be.

d.	A Variable Standing Instruction (VSI) to be executed by you for the payment of CMTF-i via Islamic Current Account.

e.	An Islamic Current Account is to be opened by you, within 7 working days from the date of acceptance of this LO (if not done so).

f.	Mortgage Reducing Term Takaful (MRTT)/Mortgage Reducing Term Assurance (MRTA) to be taken by the key sponsor(s) of your company/business from the Bank's approved takaful operator /insurance company.

g.	Fire takaful/insurance / Contractors All Risk / Fire takaful/insurance under Buildings In the Course of Construction (BICC) to be taken on the proffered property from the Bank's approved takaful operator /insurance company.

h.	Submission of Audited Financial Statement for Financial Year Ended (FYE) 31/12/2015 with negative variance of not more than 10% for Turnover, Profit Before Tax, and Total Networth as compared to the Management Account submitted for the same financial period.

i.	Submission of documentary evidence showing that the purchase price of the proffered property has been fully paid by you.

j.	Satisfactory completion of all legal documentation as advised by the solicitors of the Bank.

k.	Conditions precedent as indicated in the General Terms and Conditions in Annexure 2.

12.	OTHER TERMS AND CONDITIONS

a.	Pending availability of FSMl2-i funding from BNM, the facilities are to be priced at the thereafter rate of BFR - 1.80% p.a. (for CMTF-i) and BFR + 0.50% p.a. (for CL-i).

MIBISME Property & Business Financing-i/ LO (02092014)

Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

13.	BENEFITS

a.	Maybank2u.com Biz product shall be offered to you (if you are not our existing user yet) for convenience of using online banking.

b.	Mortgage Reducing Term Takaful (MRTT)/Mortgage Reducing Term Assurance (MRTA)

MRTT/MRTA shall be offered to you (key person/managing director/director(s)/managing partner/partner(s)/proprietor) for takaful/insurance coverage on the property financed/charged. MRTT/MRTA shall be taken from the Bank's approved takaful operator /insurance company.

c.	Takaful Overdraft Protector Plus (Takaful ODP Plus)/Overdraft Protector Plus (ODP Plus)

You shall take (Takaful ODP Plus/ODP Plus) on your own cost from the Bank's approved takaful operator/insurance company.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 6 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

The Facility is also subject to the terms and conditions as set out in Annexure 1 and Annexure 2 to this letter together with such other appendixes (if any), attachments and the Security Documents, which shall form an integral part of this Letter of Offer.

This Letter of Offer shall be valid for a period of seven (7) working days from the date hereof or such other extended period as may be determined by the Bank. In the event that it is not duly accepted, signed and returned to us within the aforesaid period, the offer herein contained shall unless so extended by the Bank lapse and be of no further effect.

We thank you for giving us the opportunity to be of service to you and we look forward to your acceptance of the offer.

Thank you.

Yours faithfully,

For MAYBANK ISLAMIC BERHAD

/s/THIM LEE CHU

EDWIN LIM SWEE AUN

PF: 88916

H/P: 01 2-793 6S45

/s/ LIM SWEE AUN

THIM LEE CHU

SME Manager Zone Kajang

LIM SWEE AUN

Business Development Executive Zone Kajang

MIB /SME Property & Business Financing-i/ LO /02092014)

Page 7 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

ACKNOWLEDGEMENT

a.	Subject to the terms and conditions of the legal documentation to be executed, I/ we further agree that this letter embodies in writing all and the entire terms of our agreement and I/we hereby declare and confirm that no warranties, promises, representations, collateral agreements have been made to me/us and if, which is denied, that any such warranties, promises, representations or collateral agreements were made they have now lapsed and are superseded by this letter and be of no effect whatsoever.

b.	I / We acknowledge that I/we have read and understood the contents of this Letter of Offer and I / we further warrant that I/we have been advised to sought independent legal advice and acknowledge the obligations arising there from.

c.	If I/we are external account holder(s) or a non-resident controlled company, my/our total borrowings/financing in Malaysia does/do not exceed the amount as specified by the Controller of Foreign Exchange) and undertake to inform you immediately should my/our borrowings/financing exceeds the amount as specified by the Controller of Foreign Exchange.

d.	I/We further agree and authorise the Bank to make the relevant credit references with any external parties including but not limited to CCRIS, FIS, CTOS and any other credit reference agencies and that in so doing the Bank shall be entitled to disclose such information as may be necessary in order for the external parties to provide the Bank with the references/confirmation sought.

Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

(Formerly known as CK Harvest (M) Sdn. Bhd.) Lot 6, Jalan Ria 3, Kawasan Perindustrian Ria, Jalan Semenyih, 43000 Kajang, Selangor.

Tel/Fax: 03-8740 6720

/s/CHONG KHOOI YOU

Authorized Signatories and Company Chop

for BIO LIFE NEUTRACEUTICALS SDN. BHD. (870055 -M)

Name: NRIC:

(       Date:

MIB/ SME Property & Busin ess Financing- -i/ LO (02092014)

Page 8 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

ANNEXURE 1

SPECIFIC TERMS AND CONDITIONS

PART A

CASH LINE-i

1.	Method of Financing

2.	Purchase Request and Undertaking

In accordance with the contract of Murabahah (Cost Plus Sale) and the Bank's financing procedures, upon the acceptance of the Letter of Offer for the Facility, you will request the Bank to purchase the underlying Shariah compliant commodities acceptable to the Bank (Commodity) from such commodity trader acceptable to the Bank and undertake to purchase the Commodity from the Bank. Pursuant to the request, the Bank will purchase the Commodity from any commodity trader at the price equivalent to the Facility Amount.

Thereafter, the Bank shall sell to you the Commodity and you shall purchase the Commodity at the Bank's Sale Price which shall constitute the Facility Amount and the Bank's Profit on deferred payment basis.

You shall also appoint the Bank as your agent to sell the Commodity to any commodity trader or any third party at an amount which shall be equivalent to the Facility Amount.

The proceeds of the sale of the Commodity shall be emplaced in the Designated Current account for disbursement subject to the terms of the Facility and as may be determined by the Bank from time to time.

In accordance with the financing procedures of the Bank, you hereby request the Bank to purchase the Commodity from any commodity trader at the Facility Amount which shall be payable in accordance to the terms of the Facility.

You hereby promise and irrevocably undertake to purchase the Commodity from the Bank, at the Bank's Sale Price.

You confirm that the undertaking herein is irrevocable (except with the prior written consent of the Bank) and binding on your estate, heirs, successors in title, permitted assigns and personal representatives.

MIB/SME Property & Business Financing·i/ LO (02092014)

Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

3.	Appointment of Agency

You undertake to fully indemnify and keep the Bank indemnified from or against any expenses, loss, damages or liabilities resulting from any defect, malfunction and/or the lack of merchantable quality of the Commodity or lack of fitness for use of the Commodity or otherwise howsoever in connection with this Purchase Request and Undertaking including against any loss in any manner whatsoever which the Bank may suffer as a result of the Bank agreeing to participate in the commodity Murabahah transaction.

You hereby irrevocably appoint the Bank as your agent to the effect that the Bank may perform the following:-

i.	to purchase the commodity that the Bank deems fit and to take possession (physical or constructive) of the Commodity;

ii.	sell the Commodity to any commodity trader or any third party at the price equivalent to the Facility Amount;

iii.	receive proceeds from the sale of the Commodity on your behalf; and

iv.	to deliver possession of and title in and to the Commodity to any purchaser of the Commodity.

The Bank shall at all times act as your undisclosed agent and the Bank shall:-

a.	be authorised to sign and execute all documents and do all acts and observe and perform all obligations required to be done in connection with the appointment as agent, or imposed under any agreement of sale of the Commodity to any commodity trader or third party; and
b.	be authorised to delegate its rights and duties as an agent herein to any third party to do all acts necessary for the completion of the required transactions; and
c.	be required to do all the administrative duties regarding the holding and the selling of the Commodity thereof.

Bank as your agent to execute documents

In addition to the appointment of agency as stated above, you hereby appoint the Bank as your agent to perform the following for and on your behalf:·

a.	to act and/or execute the necessary documents under the commodity Murabahah transaction

(including but not limited to the Asset Sale Agreement); and

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 10 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

b.	to act and/or execute the necessary documents under the commodity Murabahah transaction (including but not limited to the Asset Sale Agreement) for the renewal of the Facility;

Save for the purpose of this appointment, the appointment shall not create or be deemed to create a partnership or a joint venture between the parties, nor shall it establish a relationship of principal or agent in any other relationship between the Bank and you.

4.	Disbursement of the Facility Amount

5.	Renewal of Facility

You hereby agree that you shall indemnify and keep the Bank indemnified from any losses, costs, expenses or damage that the Bank may suffered or incur as a result of fulfilling the Bank's agency function as set above.

a.	The Facility shall be made available by the Bank for utilisation into the Designated Current Account.

b.	The utilisation of such amount from the Designated Current Account shall be effected from time to time by cheques drawn on the Bank by you or by such other modes as acceptable to the Bank.

c.	The availability of the Facility in the Designated Current Account in the above stated manner by the Bank shall be deemed to be effective payment thereof to or for your benefit.

d.	The utilisation of the Facility is subject always to the fulfilment of all conditions as set out by the Bank including but not limited to the perfection of all Security Documents.

a.	The Facility is granted conditional upon you conducting your account with the Bank satisfactorily at all times.

b.	The Bank may at its absolute discretion grant a renewal of the Facility subject to the new Facility Tenure and upon such terms and conditions as may be deemed fit by the Bank.

C.	If the Bank agrees to grant renewal of the Facility, the Bank may issue notice of renewal to you prior to the expiry of the existing Facility Tenure. If the Bank does not receive any reply from you to decline the renewal, it is deemed that you are agreeable to such renewal.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 11 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

d.	On such renewal, all proceeds of the new or renewed Facility shall first be applied towards the payment of all amounts then outstanding and due to the Bank under the Facility without further notice or demand.

6.	Terms and conditions of Sale of Commodity

7.	Takaful ODP Plus / ODP Plus (If applicable)
e.	Any renewal, once approved by the Bank, shall be affected by way of you or your agent and the Bank executing the relevant documentation as required by the Bank.

The sale of the Commodity by the Bank shall be governed by the terms and conditions of the Letter of Offer.

The Customer shall obtain such title to the Commodity as the Bank receives from the commodity trader free from encumbrances. The Bank shall not be deemed to give any warranty or representation (express or implied) whatsoever, whether arising by law, by statute or otherwise and, without prejudice to the generality of the foregoing, any such warranty or representation by the Bank is hereby expressly excluded to the full extent permitted by any applicable law.

The parties hereby agree that upon the sale of the Commodity by the Bank to the Customer, the Customer shall bear full ownership and responsibilities towards the Commodity.

The Customer agrees that in purchasing the Commodity from the Bank, it shall have accepted the Commodity on an 1as is, where is' basis.

The Customer hereby waives any claims which it may have against the Bank in respect of any loss or damage which he may suffer by reason of, or arising out of or in connection with the Letter of Offer or any other security documents or otherwise (howsoever arising) in connection with or arising from the purchase of the Commodity.

a.	Takaful Overdraft Protector Plus (Takaful ODP Plus)/Overdraft Protector Plus (ODP Plus) (overdraft coverage) shall be taken-up from the Bank's approved takaful operator /insurance company.

b.	The Takaful ODP Plus/ODP Plus coverage is to be taken prior to the release of the Cash Line-i facility. Unless provided otherwise, the Takaful ODP Plus contribution is to be paid from the facility amount. In the event the Takaful ODP Plus contribution is not to be paid from the facility amount, you shall finance the contribution charged. In the event you opt for ODP Plus, you shall finance the premium charged. The renewal

MIB/SME Property & Business Financing-i/ LO (02092014)

Bio life Neutraceuticals Sdn. Bhd. (870055-M)

contribution/ premium, if any, shall be advised accordingly in the yearly renewal notice.

c.	In the event the Takaful ODP Plus/ODP Plus is deemed substandard, the Bank's approved takaful operator /insurance company may charge additional contribution/ premium or health loading contribution/premium. Under such circumstances, you shall finance the additional contribution/premium charged.

d.	In the event of the inability on your part to satisfy the requirements imposed by the Bank's approved takaful operator/insurance company for the Takaful ODP Plus/ODP Plus coverage resulting in no Takaful ODP Plus/ODP Plus coverage in respect of the Cash Line·i offered by the Bank's approved takaful operator/insurance company vide this letter of offer, you confirm that you fully understand the consequential effects that such absence of the Takaful ODP Plus/ODP Plus and therefore agree not to hold the Bank responsible.

e.	In the event that you have requested the Bank for waiver of Takaful ODP Plus/ODP Plus coverage or in the event of the inability on your part to satisfy the requirements imposed by the Bank's approved takaful operator /insurance company for the Takaful ODP Plus/ODP Plus coverage resulting in the Takaful ODP Plus/ODP Plus coverage in respect of the Cash Line·i facility offered by the Bank's approved takaful operator/insurance company vide this letter of offer is not for the full facility amount and/or not for the full tenure of the facility(s), you confirm that you fully understand the consequential effects that such absence of the Takaful ODP Plus/ODP Plus and therefore agree not to hold the Bank responsible.

PART B

COMMODITY MURABAHAH TERM FINANCING·i (CMTF•i)

1.	Method Financing

of In accordance with the contract of Murabahah (Cost Plus Sale) and the Bank's financing procedures, upon the acceptance of the Letter of Offer for the Facility, you will request the Bank to purchase the underlying Shariah compliant commodities acceptable to the Bank (Commodity) from such commodity trader acceptable to the Bank and undertake to purchase the Commodity from the Bank. Pursuant to the request, the Bank will purchase the Commodity from any commodity trader at the price equivalent to the Facility Amount.

Thereafter, the Bank shall sell to you the Commodity and you shall purchase the Commodity at the Bank's Sale Price which shall constitute the Facility Amount and the Bank's Profit on deferred payment basis.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 13 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

You shall also appoint the Bank as your agent to sell the Commodity to any commodity trader or any third party at an amount which shall be equivalent to the Facility Amount.

2.	Purchase Request and Undertaking

3.	Appointment of Agency

The proceeds of the sale of the Commodity shall be emplaced in your designated current account maintained with the Bank ("the Designated Current Account") for disbursement subject to the terms of the Facility and as may be determined by the Bank from time to time.

In accordance with the financing procedures of the Bank, you hereby requests the Bank to purchase the Commodity from any commodity trader at the Facility Amount which shall be payable in accordance to the terms of the Facility.

You hereby promise and irrevocably undertake to purchase the Commodity from the Bank, at the Bank's Sale Price.

You confirm that the undertaking herein is irrevocable (except with the prior written consent of the Bank) and binding on your estate, heirs, successors in title, permitted assigns and personal representatives.

You undertake to fully indemnify and keep the Bank indemnified from or against any expenses, loss, damages or liabilities resulting from any defect, malfunction and/or the lack of merchantable quality of the Commodity or lack of fitness for use of the Commodity or otherwise howsoever in connection with this Purchase Request and Undertaking including against any loss in any manner whatsoever which the Bank may suffer as a result of the Bank agreeing to participate in the commodity Murabahah transaction.

You hereby irrevocably appoint the Bank as your agent to the effect that the Bank may perform the following:-

i.	to purchase the commodity that the Bank deems fit and to take possession (physical or constructive) of the Commodity;

ii.	sell the Commodity to any commodity trader or any third party at the price equivalent to the Facility Amount;

iii.	receive proceeds from the sale of the Commodity on your behalf; and

iv.	to deliver possession of and title in and to the Commodity to any purchaser of the Commodity.

Bank as your agent to execute documents

In addition to the appointment of agency as stated above, you hereby appoint the Bank as your agent to perform the following for and on your behalf:

a.	to act and/or execute the necessary documents under the commodity Murabahah transaction (including but not limited to the Asset Sale Agreement); and

M/B/SME Property & Business Financing-i/ LO (02092014)

Page 14 of 44 Bio life Neutraceuticals Sdn. Bhd. {870055-M)

•	.r;..

b.	to act and/or execute the necessary documents under the commodity Murabahah transaction (including but not limited to the Asset Sale Agreement) for the renewal of the Facility, if applicable;

Save for the purpose of this appointment, the appointment shall not create or be deemed to create a partnership or a joint venture between the parties, nor shall it establish a relationship of principal or agent in any other relationship between the Bank and you.

4.	Terms and conditions of

Sale of

Commodity

5.	MRTT/MRTA (If applicable)

You hereby agree that you shall indemnify and keep the Bank indemnified from any losses, costs, expenses or damage that the Bank may suffered or incur as a result of fulfilling the Bank's agency function as set above.

The sale of the Commodity by the Bank shall be governed by the terms and conditions of the Letter of Offer.

The Customer shall obtain such title to the Commodity as the Bank receives from the commodity trader free from encumbrances. The Bank shall not be deemed to give any warranty or representation (express or implied) whatsoever, whether arising by law, by statute or otherwise and, without prejudice to the generality of the foregoing, any such warranty or representation by the Bank is hereby expressly excluded to the full extent permitted by any applicable law.

The parties hereby agree that upon the sale of the Commodity by the Bank to the Customer, the Customer shall bear full ownership and responsibilities towards the Commodity.

The Customer agrees that in purchasing the Commodity from the Bank, it shall have accepted the Commodity on an 'as is, where is' basis.

The Customer hereby waives any claims which it may have against the Bank in respect of any toss or damage which he may suffer by reason of, or arising out of or in connection with the Letter of Offer or any other security documents or otherwise (howsoever arising) in connection with or arising from the purchase of the Commodity.

a.	Mortgage Reducing Term Takafut ("MRTT")/Mortgage Reducing Term Assurance (MRTA) shall be taken-up from the Bank's approved takaful operator/insurance company.

b.	The MRTT/MRTA coverage is to be taken prior to the release of the facility. Unless provided otherwise, the MRTT single contribution is to be incorporated into the facility amount. In the event the MRTT single contribution is not to be incorporated into the facility amount, you shalt finance the contribution charged. In the event you opt for MRTA, you shall finance the premium charged.

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\

c.	In the event the MRTT /MRTA is deemed substandard, the Bank's approved takaful operator/insurance company may charge additional contribution/premium or health loading contribution/premium. Under such circumstances, you shall finance the additional contribution/premium charged.

d.	In the event of the inability on your part to satisfy the requirements imposed by the Bank's approved takaful operator/insurance company for the MRTT/MRTA coverage resulting in no MRTT / MRTA coverage in respect of the facility(s) offered by the Bank's approved takaful operator/insurance company vide this letter of offer, you confirm that you fully understand the consequential effects that such absence of the MRTT / MRTA and therefore agree not to hold the Bank responsible.

e.	In the event that you have requested the Bank for waiver of MRTT / MRTA coverage or in the event of the inability on your part to satisfy the requirements imposed by the Bank's approved takaful operator/insurance company for the MRTT/MRTA coverage resulting in the MRTT/MRTA coverage in respect of the facility(s) offered by the Bank's approved takaful operator/insurance company vide this letter of offer is not for the full facility amount and/or not for the full tenure of the facility(s), you confirm that you fully understand the consequential effects that such absence of the MRTT / MRTA and therefore agree not to hold the Bank responsible.

6, PRTT /PRTA (If

applicable)

a.	Personal Reducing Term Takaful ("PRTT")/Personal Reducing Term Assurance (PRTA) shall be taken-up from the Bank's approved takaful operator /insurance company,

b.	The PRTT /PRTA coverage is to be taken prior to the release of the facility(s). Unless provided otherwise, the PRTT contribution is to be paid from the facility amount. In the event the PRTT single contribution is not to be paid from the facility amount, you shall finance the contribution charged. In the event you opt for PRTA, you shall finance the premium charged.

c.	In the event the PRTT/PRTA is deemed substandard, the Bank's approved takaful operator/insurance company may charge additional contribution/premium or health loading contribution/premium. Under such circumstances, you shall finance the additional contribution/premium charged.

d.	In the event of the inability on your part to satisfy the requirements imposed by the Bank's approved takaful operator /insurance company for the PRTT /PRTA coverage resulting in no PRTT/PRTA coverage in respect of the facility(s) offered by the Bank's approved takaful operator/insurance company vide this letter of offer, you confirm that you fully understand the consequential effects that such absence of the PRTT /PRTA and therefore agree not to hold the Bank responsible.

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Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

e.	In the event that you have requested the Bank for waiver of PRTT /PRTA coverage or in the event of the inability on your part to satisfy the requirements imposed by the Bank's approved takaful operator/insurance company for the PRTT /PRTA coverage resulting in the PRTT /PRTA coverage in respect of the facility(s) offered by the Bank's approved takaful operator/insurance company vide this letter of offer is not for the full facility amount and/or not for the full tenure of the facility(s), you confirm that you fully understand the consequential effects that such absence of the PRTT/PRTA and therefore agree not to hold the Bank responsible.

PARTC

FSMl2-i

1.	SPECIFIC CONDITIONS FOR FSMl2-i

a.	The funding under FSMl2-i scheme is subject to Bank Negara Malaysia's (BNM) approval and availability of the Scheme funds.

b.	In the event that the Scheme funds are not approved or not available, the Bank reserves the right to revise the terms and conditions including the financing rate to the rates set out below and notwithstanding any provisions to the contrary herein contained, the Bank's reserves the rights to terminate the said facility by giving you notice of at least twenty one (21) days prior to the effective date of the implementation:-

CMTF-i CL-i

Base Financing Rate - 1.80% per annum (p.a.)

Base Financing Rate + 0.50% per annum (p.a.) (payable on demand)

c.	Where applicable, early release of the facilities pending drawdown of the FSMl2-i funds is allowed subject to the Bank's approval with the profit rate to be charged on the facility(s) as mentioned above.

d.	The financing rate under the FSMl2-i scheme (i.e. FSMl2-i Funding Rate) is for a period of five (5) years from the date of first drawdown subject to changes at BNM's discretion and the Bank's periodic review. In the event of any change in the FSMI2·i Funding Rate, the financing rate shall be revised accordingly.

e.	The first drawdown of the financing (either partially or wholly) from BNM to you must be made within six (6) months from the date of the confirmation of approval from BNM ("BNM Approval Date"), failing which the financing approval under the FSMI2·i scheme shall be withdrawn as per the provisions of BNM Guidelines (including any revision thereof) in respect of FSMl2-i ("BNM FSMl2-i Guidelines").

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f.	BNM reserves the right to terminate the financing under the FSMl2-i scheme in the event:-

i.	Full drawdown is not made within twelve (12) months of the BNM Approval

Date; or

ii.	Any application for extension to the deadline for disbursement is rejected by BNM; or

iii.	Non-compliance with any provision of the BNM FSMl2-i Guidelines.

[End of Annexure 1]

MIB/SME Property & Business Financing-i/ LO (02092014)

Bio life Neutraceuticals Sdn. Bhd. (870055-M)

ANNEXURE 2

GENERAL TERMS AND CONDITIONS (where applicable)

1.	Conditions Precedent

The obligation of the Bank to make any disbursement is subject to the fulfilment in the manner satisfactory to the Bank prior to the making of any disbursement, of the following Conditions Precedent (including but not limited to):-

1.1	Conditions Precedent

(a)	the Security Documents shall have been duly executed, stamped and presented for registration with such registries as the Bank may deem necessary or expedient.

(b)	searches have been conducted by the solicitors on you and/or Security Party or your directors and/or directors of the Security Party at the Companies Commission of Malaysia ("CCM") and Jabatan lnsolvensi Malaysia ("JIM") (whichever applicable) confirming that you and/or Security Party have not been wound up or adjudicated bankrupt (whichever applicable).

(c)	that as from the date when you first applied for the Facility, there has been no material alterations or changes or event or events occurred which could or might materially or adversely affect your and/or Security Party's financial condition or otherwise or your and/or Security Party's ability to observe and perform their obligations under this letter and other Security Documents which could or might adversely affect decision of the Bank to proceed with the granting of the Facility.

(d)	you and/or Security Party (where applicable) has disclosed to the Bank all material facts known to you/them relating to your/their financial conditions.

(e)	you and/or Security Party are not in default under any agreement to which you/they are party or by which you/they may be bound and no litigation arbitration or administrative proceedings are presently current or pending or threatened which default litigation arbitration or administrative proceedings as the case maybe might in the opinion of the Bank (which opinion shall not be questioned on any account whatsoever) materially affect your and/or Security Party's solvency or might affect your and/or Security Party's ability to observe and perform your/their obligations under this letter and other Security Documents.

(f)	the Bank is satisfied that no event has occurred so as to render any indebtedness under the Facility to become immediately payable and no Event of Default under the Facility has occurred or is threatened.

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(g)	the solicitors shall have certified that a search on the property at the relevant land registry or office showed that the property is free from any encumbrances whatsoever and, where applicable, there are no restrictions in interest affecting the property. In the event there is any restriction in interest, prior written consent should have been obtained from the relevant authority.

(h)	For property held on land that is in the process of status conversion to "industrial or commercial", disbursement of funds is subjected upon payment of premiums for the conversion of land. Otherwise the Bank reserves the rights to revise, vary, reduce or cancel the facility(s) offered as it deemed fit.

(i)	Letter of Undertaking from master chargee or any other chargee bank (if any) to exclude the property in the event of any foreclosure proceedings taken against the property and disclaiming all rights and interests over the property have been obtained.

(j)	Letter of Undertaking from vendor / developer to forward a copy of the individual title/strata title to the property upon issuance free from encumbrances and to further undertake to refund all monies released in the event that the transfer cannot be registered for whatsoever reasons.

(k)	there shall have been obtained all approvals, consents, authorizations and licenses, including but not limited to those which are corporate or which may be required from any governmental or statutory or regulatory authorities or creditors, which are necessary or expedient for the obtaining of the Facility from the Bank hereunder, the execution where appropriate, registration of the Security Documents in respect of the Facility, the carrying out of your business and/or affairs and for the transactions herein contemplated.

(l)	you and/or any other relevant party shall have fulfilled, in a manner satisfactory to the Bank, all other conditions precedent as set out in the Letter of Offer or any further conditions as advised by solicitors of the Bank or conditions which may subsequently be imposed by the Bank.

2.	Execution of Security Documents

3.	Trading Fee

Notwithstanding anything to the contrary, the Facility is conditional upon the preparation, execution and perfection of the Security Documents as stated herein. If you do not fulfill such conditions within 30 days from the date of acceptance of this letter (or such other extended time as may be permitted by us from time to time), the Bank reserves the right to vary or terminate the Facility at the Bank's sole discretion.

A trading fee of RM15 per every RM1.0 million of the Facility Amount to be paid to the Bank with respect to the commodity Murabahah transaction unless waived ar varied by the Bank.

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4.	Termination and Acceleration

5.	Credit Bureau

6.	Cost and Expenses

7.	Late Payment Charges (LPC)

Notwithstanding any other prov1S10ns herein stated relating to the payment and availability of the Facility, the Bank reserves the right in the event of default, to terminate and accelerate payment of the Bank's Sale Price at any time it deems fit by giving written notice of the same, whereupon the Facility or such part thereof shall be terminated and the whole indebtedness or such part thereof shall be payable upon demand.

Without prejudice to the generality of the foregoing, the Bank reserves the right to terminate and accelerate payment of the Bank's Sale Price if the facility(s) is utilised for any purpose which is in contravention of the Shariah principles as determined by the Bank.

Bank Negara Malaysia (BNM) has established the Credit Bureau, to collect information from banks regarding the credit facilities, which they grant to their customers. This is to enable participating banks that are approached for credit facilities by a customer to be informed by the Credit Bureau of the aggregate credit facilities granted to the customer by other banks. This information to be kept strictly confidential between the Credit Bureau and all other participating banks and it is a term of this Facility that information regarding it will be given to the Credit Bureau for the use of the Credit Bureau and the participating banks.

All costs, expenses including legal fees (on a solicitor and client basis), stamp duty, incidental fees or other charges incurred in the preparation of all documentation and perfection of the Bank's security shall be borne by you. In the event that the Facility is cancelled by you, the Bank reserves the right to recover from you all legal fees, stamp duty, disbursements valuation fees and cost incurred or suffered by the Bank arising from or relating to this Facility (including those which the Bank had agreed to bear as aforesaid) by any method the Bank deems necessary without further notice, including, the right to debit any account maintained by you with the Bank. You shall be liable to pay all fees and expenses including the Bank's legal fee, for any monies that shall be required to be recovered by any process of law or by the Bank's solicitors or such other parties appointed by the Bank.

a.	It is expressly agreed by the parties that the Bank shall have the right to be compensated on late instalment and/or default payment based on the following mechanism:-

(i)	Overdue installment or Scheduled Payment

For failure to pay any instalment or any payment due from the date of the first disbursement of the Facility until its expiry or maturity date, an LPC sum equivalent to one per cent (1.00%) per annum of the overdue instalments/payment or by any other method approved by Bank Negara Malaysia (BNM);

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Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

(ii)	Upon Maturity

For failure to pay any instalments or any payment due and which failure continues beyond the expiry or maturity date of the Facility or upon judgment, whichever is earlier, at the LPC rate which shall be the prevailing daily overnight Islamic Interbank Money Market (IIMM) rate on the outstanding balance due and payable or any other method approved by Bank Negara Malaysia from time to time.

b.	Notwithstanding the amount of LPC charged, it is expressly acknowledged and agreed that the said amount of LPC shall not be further compounded.

8.	Rebate

9.	Default/ Funding Rate

The LPC shall be applied to the judgment sum and shall be payable from the date of the judgment is made until the date of actual payment.

The Bank shall grant rebate (/bra') to you for any sale based Facility on, but not limited to, the following events:·

a.	Early settlement or early redemption, including those arising from prepayments;
b.	In the event of early commencement of Monthly Instalment prior to the expiry of grace profit period (for properties under construction); and
c.	In the event the Effective Profit Rate is lower than the Ceiling Profit Rate.
d.	In the event the actual disbursed amount is less than the Facility Amount.

For avoidance of doubt, it is hereby acknowledged and agreed that the rebates referred to herein shall not be construed in. any manner whatsoever as cash rebate payable to you, but shall be reflected as a reduction in the profit element of the Bank's Sale Price. The rebate shall only be deemed granted upon receipt of the settlement/redemption sum as determined by the Bank based on the following formula:-

Outstanding Bank's Sale Price	LESS	Outstanding Facility Amount	LESS	Other Amount Due to the Bank

(a)	Default Clause

In the event of you default on three (3) consecutive months in any due payment or your Cash Line-i account is in excess of the limit for three (3) consecutive months under the Facility, the Bank shall be entitled to increase the profit margin of the Effective Profit Rate to BFR + 2.5% p.a. or 1.0% p.a. above the Effective Profit Rate (if the Effective Profit Rate is BFR + 2.5% p.a. and above) ("the Default Rate") to be charged on the amount outstanding, or such other profit rates as the Bank may at its sole and absolute discretion prescribe from time to time.

MIB/SME Property & Business Financing·i/ LO (02092014) Bio Life Neutraceuticals Sdn. Bhd. (8700SS·MJ

For Term Financing where the payment for the Facility is by quarterly, half-yearly, yearly or bullet payment, the Bank shall be entitled to increase the profit margin of the Effective Profit Rate to Default Rate to be charged on the amount outstanding, or such other profit rates as the Bank may at its sole and absolute discretion prescribe from time to time, if the payment is due and unpaid for three (3) months from the first day of default.

Provided always that such increase shall not cause the total payment amount to exceed the Bank's Sale Price.

(b)	Funding Clause

10.	Consents,

Undertaking and Caveat

11.	Rights of Bank

to Indebtedness

12.	Exchange

Control

13.	Review

During the entire Facility Tenure, the Bank reserves the right to increase the prevailing Effective Profit Rate to at least BFR + 0.00% in the event the difference between BFR and Bank Negara Malaysia (BNM) Overnight Policy Rate (OPR) declines to below 2% or at least up to COF + 1% in the event the Effective Profit Rate is lower than the prevailing COF (whichever applicable) or imposed such other reference rate as deemed appropriate by the Bank. Provided always that such increase shall not cause the total payment amount to exceed the Bank's Sale Price.

You shall by signing and accepting this letter of offer, consent and authorize the Bank to lodge any caveat or to obtain all undertakings, disclaimers and consents to the satisfaction of the Bank which are necessary in the Bank's view for release of the Facility.

All indebtedness which may include the Bank's Sale Price and/or other moneys due and payable under the Facility shall continue to be due and payable, notwithstanding any termination of the relationship of banker and customer or any judgment or order obtained by us until full payment is received by the Bank.

You are responsible for obtaining any exchange control approvals which may be required.

Notwithstanding and without prejudice to anything herein stated, the Bank may review the Facility from time to time at any time as the Bank may in its sole discretion deem fit including any time before the utilization of the Facility.

The Bank shall allow utilization or disbursement of the Facility or any portion thereof subject only to the Bank being satisfied that the review exercise indicate, there are no financial, market or business or environmental factors, material or otherwise that may affect you financially.

The Bank reserves the right upon review (with (7) days prior notification to you) to cancel, suspend, restructure, vary or amend the Facility and the operating account(s) for the Facility or any terms and conditions herein prior to any utilization or disbursement of the Facility or any portion thereof.

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Bio life Neutraceuticals Sdn. Bhd. {870055·M)

14.	Right to Withdraw/ Cancel Facility Prior to / After Completion of Documentation

15.	Representations and Warranties

The Bank has the right upon an event of default to do the following at any time whatsoever whether or not the Facility herein have been disbursed or utilized:-

a.	At any one time hereafter and notwithstanding that the Security Documents has been completed, to withdraw or not make available the Facility or any part thereof upon the happening of any event which in the Bank"s opinion would affect in any way your financial position and/or hinder the carrying on your business affairs in accordance with sound financial, industrial or commercial standards and practices and/or would jeopardise the Bank's security position and/or which is a default in respect of any of the requirements of the Bank whatsoever at any time and from time to time and the decision of the Bank shall be final and conclusive. The Bank has the absolute discretion to decide on the implementation of this condition (whenever deemed applicable).

b.	Notwithstanding that the Security Documents has been duly approved, accepted and/or completed, the Bank has the absolute right and discretion not to release or make available the Facility or any part thereof or to withdraw, terminate and/or terminate the Facility and the operating account(s) for the Facility therein granted to you immediately upon the Bank becoming aware that you and/or security party is/are or has/have been investigated or is/are alleged to be involved and/or had committed any illegal activities or criminal offences of any nature whatsoever or will be or have been allegedly subjected to any criminal prosecution and/or conviction and/or any security in respect of the Facility held by the Bank is subjected to or at risk of freezing, seizure and forfeiture by the Federal Government and/or other relevant authorities or regulatory bodies. In all events, the Bank's decision shall be final and conclusive.

c.	Where applicable, to withdraw this letter of offer in the event the terms and conditions of the Sale and Purchase Agreement (SPA) or such other document required by the Bank are deemed to be unfavorable and not in the Bank's interest. In the event the SPA has not been given to the Bank prior to issuance of this letter of offer, this Facility is subject to the Bank being satisfied with the terms of the SPA upon it being forwarded to the Bank.

The Bank has the right to suspend / freeze the operating account for the Facility granted by giving written notice.

15.1	You acknowledge that the Bank has entered into this letter of offer, in full reliance on your representations in the following terms:-

(a)	Powers and authorisation: you have the powers and legal authority to execute and deliver, and perform your obligations under this letter of offer and/or the Security Documents which constitutes your valid and binding obligations enforceable in accordance with its terms and has not been terminated;

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(b)	Non-violation: neither the execution and delivery of this letter of offer and/or the Security Documents nor the performance of any of the transactions contemplated in such documents will contravene or constitute a default under any provision contained in any agreement, instrument, law, judgement, order, license, permit or consent by which you or any of your/its assets is bound or affected;

(c)	Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity, enforceability or priority of your liabilities and obligations and the rights of the Bank under the Security Documents;

(d)	No default: no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which you or any of your assets is bound or affected;

(e)	Litigation: no litigation, arbitration or administrative proceeding or claim which would by itself or together with any other such proceedings or claims have been made against you or the Security Party or against your or the Security Party's assets;

(f)	Change in Customer: Since the date you applied for the Facility there has been no material alterations or changes which could or might adversely affect your ability to perform your obligations under the Security Documents;

(g)	Information: the information furnished or to be furnished by you in connection with the Facility does not contain any untrue statement or omit to state any fact the omission of which makes the statements therein, in the light of the circumstances under which they were made are misleading in any material respect and there is no material omission in respect thereof, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful enquiry by you;

(h)	Guidelines on Credit Transaction and Exposures with Connected Parties for Islamic Banks : None of the Security Party or the spouses, parents, children of such Security Party are directors, officers or in any way otherwise connected with the Bank within the meaning of the said Guidelines;

(i)	Where you are a company, you are duly incorporated and validly existing under the Companies Act, 1965 and the laws of Malaysia and has full power and authority to own assets, to apply and accept the Facility and carry on your business as it is now being carried out;

(j)	Event of Default: no event of default has occurred and/or is continuing.

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15.2	Survival

The representations and warranties set out herein shall survive the signing and delivery of this letter of offer and any utilisation of the Facility and until the full and final settlement of the Facility, as the case may be.

16.	Covenants
16.1	Affirmative Covenants

By your acceptance of the Facility, you undertake that so long as the Facility or any part thereof or any profit or any other sum from time to time payable hereunder shall remain outstanding you shall:-

(a)	at all times operate your account actively and satisfactorily and observe the approved limit of the Facility;

(b)	keep the Bank in close touch with the progress of your business and furnish the Bank with such information to such extent and in such form and detail as the Bank may from time to time reasonably require;

(c)	carry on and conduct your affairs and businesses with all due diligence and efficiency and in accordance with sound financial and business standards and practices;

(d)	keep full and particular accounts of the carrying on of your business or businesses and cause the same to be properly posted up to date and furnish the Bank with audited annual financial statements within six (6) months or such other period determined by the Bank of the close of each financial year;

(e)	notify the Bank of the occurrence of any Event of Default or of any material adverse change in your condition (financial or otherwise) or of any other occurrence of which you become aware which in the Bank's reasonable opinion might adversely affect your ability fully to perform its obligations under this letter of offer;

(f)	notify the Bank should any of your authorised signatories be no longer authorised to sign or otherwise to act on your behalf hereunder.

(g)	appoint from time to time such auditor or firm of auditors acceptable to the Bank and authorise such auditor or firm of auditors to supply the Bank with a certified copy of any communication sent by such auditor to you and further to communicate directly with the Bank at any time in respect of any matter connected with your accounts and operations subordinate all your existing and future shareholders and/or directors and /or related companies advances to the Bank.

(h)	notify the Bank in the event of any change in your residential status.

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(i)	immediately notify the Bank in the event of change of nature of your business (if applicable). In the event such change results in a breach to the Shariah principles, the Bank reserves the right to terminate the Facility whereupon the indebtedness shall be payable on demand.

16.2	Negative Covenants

You further undertake by its acceptance of the Facility you will not without the Bank's prior written consent:·

(a)	incur assume guarantee or permit to exist any indebtedness except for the indebtedness under this letter of offer and any indebtedness which has been disclosed by you to the Bank prior to the date of this letter of offer.

(b)	create or permit to exist any lien on any of your assets except any tax or other statutory lien provided that such lien shall be discharged within thirty (30) days after final adjudication, "lien" being defined to include any assignment mortgage pledge charge privilege encumbrance and/or priority of any kind and "assets" being defined to include any right interest receivable revenue and/or property movable or immovable of any kind, present or future;

(c)	enter into any transaction with any person except in the ordinary course of business on ordinary commercial terms and on the basis of arm's length arrangements or establish any exclusive purchasing or sales agency or enter into any transaction whereby you may pay more than the ordinary commercial price for any purchase or may receive less than the full ex-work commercial price (subject to normal trade discounts) for its products;

(d)	enter into any partnership profit-sharing or royalty agreement or other similar arrangement whereby your income or profits are or might be shared with any person firm or company or enter into any management contract or similar arrangement whereby your business or operations are managed by any other person firm or company;

(e)	make or have any subsidiary make or permit to give financing or lending or make advances to your holding company or any related corporation or to others including a director of any subsidiary or holding or any related corporation or make investments in other companies or enterprise or guarantee any person including a director of any subsidiary or holding or any related corporation enterprise or company (other than normal trade credit or trade guarantees or temporary financings to staff customers contractors or suppliers in the ordinary course of business) PROVIDED that you shall be at liberty to invest in short term marketable securities acquired solely so as to utilize such funds as are not immediately required for its business;

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(f)	add to, delete, vary or amend your Memorandum and Articles of Association in any manner which would be inconsistent with the provisions of this letter of offer or the nature of your business, or sell, transfer, lease or otherwise dispose of all or a substantial part of your capital assets, or undertake or permit any merger, consolidation or reorganization if the result in so doing will materially and adversely affect your financial condition;

(g)	save in the normal course of business, dispose of any your assets or investments;

(h)	allow any court judgment entered against you to be unsatisfied for more than fourteen (14) days;

(i)	decrease or in any way alter your authorized or issued capital, whether by varying the amount structure or value thereof or the rights attached thereto or connected to any of its share capital into stock or by consolidating, dividing or subdividing all or any of its shares.

(j)	declare or pay dividends to your shareholders if there are monies under this Facility due and payable;

(k)	undertake or permit any merger, consolidation or reorganization;

(l)	make any prepayment of any advances or financing by your shareholders, directors or related companies.

17.	Debit to Account

18.	Evidence of

Indebtedness

19.	Events of

Default

Any monies due and payable to the Bank, or advanced by the Bank on your behalf may be debited to any account as the Bank deems fit and if debited to your current account, may be treated as an advance on an overdraft facility. Notification of at least twenty one (21) days will be given to you prior to the effective date of the implementation.

In any legal action or proceedings relating to the Facility, a certificate of the Bank as to any amount due to it under the Facility shall, in the absence of manifest error, be conclusive evidence that such amount is in fact due and payable.

Notwithstanding any other provision herein relating to any payment of Facility, the Facility or any part thereof may be terminated whereupon all indebtedness being outstanding and unpaid thereon and all other moneys owing to the Bank shall be payable on demand in the event:-

(a)	You and/or Security Party (i) defaults or fails to pay any amount due in respect of the Facility, or (ii) fails to pay on due date any monies payable by you, and/or Security Party under any agreement or arrangement to any other financier;

(b)	You and/or Security Party dies, become insane or is adjudicated a bankrupt or is wound up;

(c)	You and/or Security Party fails to observe or perform any of the agreements, covenants, stipulations, terms and conditions under herein to be observed or performed;

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(d)	A distress or execution is levied or enforced upon any of your property or assets and/or Security Party's property or assets and is not satisfied within seven (7) days from the date of commencement of such distress or execution;

(e)	Legal proceedings, suit or action of any kind is instituted against you and/or Security Party;

(f)	You and/or Security Party are unable to pay any debt or suspend payment thereof or enter into any arrangement or composition with your creditors or your guarantor or security party's creditor, or commit an act of bankruptcy;

(g)	Any event occurs or circumstances arose including changes in the financial condition which in the opinion of the Bank would materially affect your ability and/or Security Party's ability to perform or comply with your/its obligations to the Bank;

(h)	The Bank is in the opinion that the security in favour of the Bank is in jeopardy;

(i)	You have been listed as bad cheque offender by the Biro Maklumat cek/Dishonoured Cheque Information System set up by Bank Negara Malaysia;

(j)	Any part of your and/or the Security Party or your or their subsidiaries assets shall be acquired, seized or otherwise appropriated or nationalized by any person acting or purporting to act under the authority of the government, or you shall have been prevented from exercising your normal control and possession over such asset;

(k)	You enter into or propose to enter into or a declaration is made by any competent court or authority, a moratorium on the payment of indebtedness or other suspension of payments generally;

(l)	Such other events of defaults as may be advised by the Bank's solicitors.

then, at once or at any time thereafter, the Bank may, by notice to you declare the Facility to be immediately due and payable whereupon:

(i)	the indebtedness shall become immediately due; and
(ii)	no further utilization of the Facility shall be made and the Facility shall be cancelled.

20.	Set Off The Bank may after a seven (7) days notice given to you, combine, consolidate or merge all or any of your accounts with, and liabilities the Bank and may set off or transfer any sum outstanding to the credit of any such accounts in or towards the satisfaction of any of your liabilities to the Bank under the Facility.

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The Bank may concurrently earmark the available funds in your accounts against the outstanding balance of the facility(s) upon the issuance of the notice to you.

21.	Cross Default

22.	Indemnity

23.	Increased

Costs/Capital Adequacy

If any of your indebtedness becomes due and is capable of being declared due before its maturity or when called, then and in such event the Facility together with all monies payable under such accounts or any other banking facility shall immediately become due and payable.

You shall fully indemnify the Bank against any loss or expenses (including legal fees on a solicitors and client basis) which the Bank may incur as a consequence of any default on your part in due performance of any of the obligations expressed to be assumed by you in relation to the Facility.

Where the Bank determines that the introduction or change in any law (or any change in the interpretation or application of any law), regulation, directive or request from any governmental or regulatory authority (whether or not having the force of law) imposes or modifies any capital adequacy or similar requirement (including, without limitation, a requirement, which affects the Bank's allocation of capital resources to its obligations) and, as a result, increases the cost to the Bank of making or maintaining or of funding any amount paid out or contingently to be paid out under the Facility or obliges the Bank to make any payment or calculated by reference the amount of any sum received or receivable by the Bank, then:-

a.	the Bank shall notify you of such event upon its becoming aware of the same;

b.	the Bank shall be entitled to vary the Effective Profit Rate on the Facility;

c.	you shall promptly pay to the Bank on demand such amount as the Bank from time to time and at any time certify to be necessary to compensate the Bank for such additional cost or liability; and

d.	at any time thereafter, so long as the circumstances giving rise to the obligation to make the compensating payment continue:·

i.	at your election by notice to the Bank, the Bank's obligation to fund any further utilization shall terminate and the Facility shall be cancelled to such extent; and

ii.	you may (on giving not less than 30 days notice) (which shall be irrevocable), prepay the Facility together with accrued profit thereon to the date of prepayment and other indebtedness and upon receipt by the Bank of notice of such election, the Facility shall be cancelled.

MIBISME Property& Business Financing-i/ LO (02092014)

Bio life Neutraceuticals Sdn. Bhd. (870055-M)

24.	Illegality

25.	Statement by

Bank

26.	Guarantee

27.	Change In

Shareholding

28.	Changes in

Circumstances

29.	Notices

Where the Bank determines that the introduction, imposition or variation of any law, order, rule, regulation or official directive (whether or not having the force of law) or any change in the interpretation or application thereof or any compliance therewith makes it apparent to the Bank that it will be unlawful or impractical without breaching any such law, order, regulation or official directive (whether or not having the force of law) for the Bank to maintain, fund or give effect to its obligations herein:·

a.	the Bank's obligations to fund any further utilization shall terminate and the Facility shall be cancelled to such extent; and

b.	if any utilization has been made, you shall prepay the Facility without premium or penalty to the Bank as the Bank shall direct and certify to be necessary to comply with the relevant law.

A statement by a duly authorized officer of the Bank for the time being, as to any amount due and payable shall, saves for manifest error be conclusive evidence for all purposes.

Notwithstanding anything herein contained the fact that one or more of the abovenamed guarantors may not have executed a guarantee in form and substance acceptable to the Bank, the guarantee when executed shall be binding and enforceable against each guarantor who executes the same.

You shall not without first obtaining the prior written consent of the Bank, allow any change in its existing shareholders or their respective shareholdings, failing, which the Bank may declare the banking facilities to be cancelled and all indebtedness to be immediately due and payable.

The obligation of the Bank to continue to make available to you the Facility shall, in addition to the terms and conditions herein and there being no default by you, be subject to there being no change in circumstances which may affect the ability of the Bank to grant the Facility or which may increase the cost to the Bank of doing so.

a.	Any notice or communication may be in writing and may be delivered personally, by post, telex, cable or facsimile to you at the address herein stated. Proof of posting or dispatch of any notice or communication to you shall be deemed to be proof of receipt:-

i.	if personally delivered, at the time of delivery; or
ii.	if posted, on the second business day after posting; or
iii.	in the case of telex or cable, on the business day immediately after transmission; or
iv.	in the case of a facsimile, on the business day immediately after transmission provided that the Bank has received an answer back confirmation.

b.	No change in your address herein stated howsoever brought about shall be effective or binding on the Bank unless actual notice of .the change of address has been given to the Bank.

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Page 31 of 44 Bio life Neutraceuticals Sdn. Bhd. (870055-M}

30.	Service of Legal Process

31.	Severability

32.	Waiver

33.	DCHEQS

34.	Guidelines on Credit Transactions and Exposures with Connected Parties for Islamic Banks by Bank Negara Malaysia (BNM)

35.	Time

36.	Successors Bound

37.	Assignment

a.	The service of any legal process may be given by prepaid registered or ordinary post sent to you at the address herein stated and such legal process shall be deemed to have been duly served after the expiration of five (5) days from the date it is posted.

b.	No change in your address herein stated howsoever brought about shall be effective or binding on the Bank unless actual notice of the change of address has been given to the Bank.

Any term, condition, stipulation, provision, covenant or undertaking contained herein which is illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, prohibition or unenforceability in any jurisdiction shall not invalidate or render illegal, void or unenforceable any such term, condition, stipulation, provision, covenant or undertaking in any other jurisdiction.

No delay by the Bank in exercising nor any omission to exercise any right, power or remedy accruing to the Bank upon any default shall affect, impair or prejudice any right, power or remedy or be construed to be a waiver thereof or any acquiescence in such default, nor shall any action by the Bank in respect of any default, impair or prejudice any right, power or remedy of the Bank in respect of any subsequent default.

In accordance with the prevailing Dishonoured Cheque Information System (DCHEQS) guidelines issued by Bank Negara Malaysia from time to time, the Bank reserves the right with notice given to you at least twenty one (21) days to close your current account(s) whether held solely or jointly with others to comply with the guidelines.

In accordance with the Guidelines on Credit Transaction and Exposures with Connected Parties for Islamic Banks and/or of any replacement guidelines/specifications/circulars issued pursuant to the Islamic Financial Services Act 2013, the approval and the operation or utilization of such facility is strictly conditional that neither you or your partners or directors, shareholders, managers or agents of your firm or company or Security Party for the Facility is directly related to any director, officer or employee of the Bank currently or at any time in the future either as a parent, spouse or child. The Bank reserves the right to terminate the Facility and you hereby undertake to advise the Bank immediately if the above relationship is established or discovered at any time.

Time shall be the essence of this letter of offer.

This letter of offer shall be binding upon your successors in title and on the successors in title and assigns of the Bank.

The Bank may at any time without requiring your consent or concurrence assigns or transfers its rights, interest and obligations hereunder. You shall not assign or transfer your rights hereunder or any interest herein. All costs and expenses incidental to such assignment or transfer, shall be payable by you.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 32 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M}

38.	Valuation

39.	Takaful /

insurance

You hereby authorize the Bank to value the property charged or assigned to the Bank as security for the facility(s) annually or at such interval as the Bank shall in its discretion decide by any valuer or any officer of the Bank or any person of the Bank's choice from either the Bank's panel valuer or such other valuer of your choice as the Bank may require (for non-panel valuer, subject to the approval of the Bank) at your sole cost and expense and in the event such valuation reveals that the forced sale value of the property is lower than that at the date hereof the Bank shall have the absolute discretion to require to you within fourteen (14) days from the date of the notice from the Bank to charge, pledge, mortgage or deposit with the Bank your stock's and share, assets movable property and/or the issue document of title, if any, or all immovable properties vested in you of such value as the Bank may from time to time require or the payment of the total amount owing for the time being under the facility(s).

In the event the final valuation differs from the preliminary estimate at the point of processing / approving the facility(s) inter alia due to fraud of the valuation report or any other reasons that will affect the value of the property, the Bank is entitled to terminate or cancel or reduce the amount of the facility(s) notwithstanding the security documentation have been completed.

a)	All assets/properties charged/assigned to the Bank as security shall be adequately covered/insured by takaful/insurance against all risks including but not limited against loss or damage through fire, earthquake, lighting, riot, strike or, malicious damage for their full value or replacement costs whichever is higher or as the Bank may require and shall be taken from the Bank's approved takaful operator/insurance company. In addition, to ensure the Bank to be stated as mortgagee/chargee in the takaful/insurance certificate and such takaful/insurance shall not be terminated without the Bank's prior written consent.

b)	Fire takaful/insurance under Buildings In the Course of Construction (BICC) or Contractors All Risk is to be taken by you for financing of properties under construction (where applicable).

c)	Fire takaful/insurance is to be taken on your company's fixed and floating assets where the bank has taken a debenture on your company's assets (where applicable).

d)	All takaful plans/insurance policies will be taken up at your own costs and expenses and the Bank reserves the right to pay the contribution/premium for any takaful plan/insurance policy on your behalf and to debit your account with notice accordingly.

e)	The Bank will from time to time review the adequacy of the takaful/insurance coverage in ensuring that the property is sufficiently insured. The excess contribution/premium, if any, shall be advised accordingly in the yearly renewal notice.

MIB/SME Property & Business Financing-i/ LO (02092014)

Bio Life Neutraceuticals Sdn. Bhd. {870055-M)

40.	Utilisation of Facility

41.	Governing Law

42.	Taxes

43.	Foreign Account Tax Compliance Act ("FATCA")

Any request for utilisation of any facility shall be in writing, given in accordance with the requirements as to form, timing and accompanying documents as may be specified by the Bank generally in accordance with the Bank's standard terms and conditions applicable to the relevant facility and subject to the Bank being satisfied (and in this respect the Bank's decision shall be conclusive) that there are no material changes affecting your financial condition after acceptance of the facility(s).

You agree that this letter of offer and all the documents executed or to be executed in connection herewith shall be governed by the Laws of Malaysia and you further agree to submit to the jurisdiction of the respective Courts of Malaysia.

(i)	Any goods and services tax or levies now or hereafter imposed by law or required to be paid in respect of any monies payable to or to be received by the Bank on any expenses incurred or to be incurred by the Bank (except where prohibited by law) shall be borne by you.

(ii)	All other taxes, duties or government charges now or hereafter imposed or levied in connection with this Facility shall be borne by you.

(iii)	You hereby agree that the Bank reserves the right to debit any of your banking account(s) for such taxes or levies payable by you. In the event, such debiting causes your banking account(s) to be overdrawn and not regularised within the specific period determined by the Bank, late payment charges shall be imposed on the excess thereto.

You hereby consent that the Bank may:-

(a)	report your information to the relevant regulatory authorities in accordance with the requirements of the FATCA as may be stipulated by laws, regulations, agreements or regulatory guidelines or directives;

(b)	withhold from your account(s) such amounts in accordance with the requirements of FATCA as may be stipulated by applicable laws, regulations, agreement, or regulatory guidelines or directives; and

(c)	classify you as a recalcitrant account holder or non-participating foreign financial institution ("NFFI") and/or suspend or terminate the account(s) granted to you, in the event that you fail to provide accurate and/or complete information and/or documentation as the Bank may require.

In addition to the above, you hereby undertake to provide the Bank with written notice within thirty (30) calendar days, should there be any change in information provided to the Bank.

MIB/SME Property & Business Financing·i/ LO (02092014)

Page 34 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

44.	Privity to

Agreement

45.	Strategic Trade Act 2010 (If applicable)

46.	Anti-Money

Laundering and Anti-Terrorism Financing Act 2001

You hereby acknowledge, agree and confirm that regardless of anything contained in any agreement/ contract including but not limited to a sale and purchase agreement for purchase of movable or immovable asset entered between you and the vendor or any third party where the Bank has no privity to the said agreement/contract and is under no obligation whatsoever to perform any term or condition of the said agreement/contract irrespective of whether or not the Bank has been notified of such term or condition, and the Bank shall not be liable in any manner whatsoever to you or any other party for the Bank's refusal or failure to perform such term or condition.

You hereby agree covenant and undertake that the facility(s) herein shall not be utilised for transactions involving goods, items and services identified and/or classified as strategic items for the purposes of the Strategic Trade Act 2010 including the importation, exportation, transhipment, brokering, marketing, distribution or all other transactions not specifically stated herein involving such strategic items and/or in any way act in contravention of the Strategic Trade Act 201O and you further agree and covenant that the Bank may at its absolute discretion and without assigning any reasons thereto decline to disburse the facility(s), allow further drawdowns, make payments or process the payment of the facility(s) herein or accept and negotiate any trade facilities granted to you or requested to be negotiated by you if such transaction relate to the said strategic items and the Bank further reserves its absolute right to declare an event of default and recall or cancel the facility(s) granted herein as a result of such transactions. You shall absolve the Bank from any liability arising from such transactions and shall further indemnify and keep the Bank indemnified on a full indemnity basis against any fines and/or penalties imposed on the Bank and against any penal sanctions imposed on the Bank or of the Bank as a result of any act or conduct or contravention by you of the Strategic Trade Act 2010 and/or causing the Bank to in any way contravene the Strategic Trade Act 2010.

During the tenure of the facility(s), you undertake that you shall not:-

i.	Engage, directly or indirectly, in a transaction that involves proceeds of any unlawful activity;

ii.	Acquire, receive, possess, disguise, transfer, convert, exchange, carry, dispose, use, remove from or bring into Malaysia proceeds of any unlawful activity; or

iii.	Conceal, disguise or impede the establishment of the true nature, origin, location, movement, disposition, title of, rights with respect to, or ownership of, proceeds of any unlawful activity.

M/B/SME Property & Business Financing·I/ LO (02092014)

Page 35 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

47.	Disclosure of

Customer Information and Personal Data under the Islamic Financial Services Act 2013 ("IFSA")

and the Personal Data Protection Act 2010 ("PDPA")

A.	If you are a company or incorporated entity, you hereby warrant and represent to the Bank that:·

i.	You give your consent to the Bank to disclose information and/or documents supplied in connection or pertaining to the facility(s), your business and your banking account(s) with the Bank (including future accounts) to associate company or parent company of the Bank or Bank's subsidiaries or any company which are or in the future may be a related company to the Bank, agent, auditors, legal counsels, professional advisors or representatives, the Credit Bureau or any other banking or regulatory authorities, any co-debtor, joint account holder, guarantor, chargor or surety, security party, party making a claim under any third party payment instrument or trade document, any other person who has undertaken liability for the facility(s) with the Bank or pursuant to any law or legal process or in connection with any action, suit or proceeding relating to the facility(s), any bank or financial institution in relation to the provision of financing in connection with the Bank or the Bank's related companies' products or services or otherwise and any person to whom disclosure is permitted or required by law, regulation or any governmental agency.

ii.	You also give your consent to the Bank to disclose any information pertaining to you and/or your account(s) to Etiqa Takaful Berhad/Etiqa Insurance Berhad ("Etiqa") or other takaful operator or Insurance company (if required) in the event that any application for any takaful/insurance coverage is submitted by you to Etiqa or other takaful operator/insurance company and such information and/or verification on such information is required by Etiqa or other takaful operator /insurance company.

iii.	You give your consent to the Bank to disclose such information about you as it may have in its possession to Credit Guarantee Corporation Malaysia Berhad ("CGC") and/ or its agents as the Bank may deem necessary in its absolute discretion.

iv.	You agree and acknowledge that the Bank may request you from time to time to provide the personal data and information of you, your guarantor's and/or any third party security providers' (including but not limited to) directors, shareholders, employees, representatives and/or any other individual ("the Individual") in the course of your contract and/or transactions with the Bank ("Personal Data").

v.	Maybank Group Privacy Notice which is posted in our website www.maybank2u.com.my outlines how the Maybank Group collects, uses, maintains, stores, discloses, secures and retains the Personal Data. You are to refer to the Maybank Group Privacy Notice and prior to providing us with the Individual's Personal Data, you are to inform the Individual of the Maybank Group Privacy Notice. The Bank together with its related/associated companies are collectively referred to as "Maybank Group".

MIB/SME Property & Business Financing·i/ LO (02092014)

Page 36 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055·M)

vi. You hereby warrant that you have complied with the requirements of POPA and have obtained the relevant consents from the Individual in relation to the processing and disclosure of their Personal Data.

B.	If you are an individual or unincorporated entity, you hereby warrant and represent to the Bank that:-

i.	Subject to your instruction restricting disclosure (if any) for the purposes of marketing activities, you consent to and authorize the Bank to collect, process, disclose, transfer your personal data to other entities within Maybank Group including its branches in Malaysia and in other countries as well as is local and overseas subsidiaries and other external parties, including but not limited to the parties/bodies listed below for the maintenance, storage and retention of your personal data, within or outside of Malaysia, in order to process your application for products and services and subsequently to continue performing the contractual agreements entered between you and any entity within Maybank Group.

ii.	You consent and authorize the Bank to collect, process, disclose, transfer, maintain, store and retain your personal data to other entities within the Maybank Group including its branches in Malaysia and in other countries as well as local and overseas subsidiaries and other external authorised agents.

iii.	You consent to the Bank conducting credit checks and verification of information given by you in your application for the financing facility or services with any credit bureaus or corporation set up for the purpose of collecting and providing credit or other information. You also consent to the Bank's disclosure of your financial condition, details of accounts, account relationship with the Bank including credit balances to:-

a.	government or regulatory authorities in Malaysia and elsewhere, including but not limited to Bank Negara Malaysia, Credit Bureau, Central Credit Reference Information System ("CCRIS"), Cagamas Berhad, Credit Guarantee Corporation Malaysia Berhad and Syarikat Jaminan Kredit Perumahan Berhad;

b.	companies which are related to the Bank by virtue of Section 6 of the Companies Act 1965, or any associated company of the Bank or of its parent company (the Bank together with its related/associated companies are collectively referred to as "Maybank Group");

c.	party(s) providing services (including outsourcing vendors, lawyers, nominees, custodians, centralised securities depository or registrar, debt collection agents) to the Bank;

d.	the Bank's agents, consultants and professional advisers;

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 37 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

e.	the Bank's or any of the Maybank Group's assignees;
f.	the police or any investigating officer conducting any investigation; and

g.	any person to whom disclosure is permitted or required by any law, regulation, governmental directive or request.

iv.	The Bank may, subject to compliance with the applicable regulatory rules or guidelines, use or apply any information relating to you collected, compiled, or obtained by the Bank through or by whatever means and methods for such purposes as determined by the Bank.

v.	Subject to your express consent, you hereby agree that the Bank's employees, representatives and/or agents to contact you from time to time through personal visits or oral communication effected via any means of communication including but not limited to telephone calls regarding any products or services promotion unless objected to in writing by you.

vi.	You also declare that all personal information and data set forth herein is/are all true, up to date and accurate and should there be any changes to any personal information or data set forth herein, you shall notify the Bank immediately.

vii.	You do hereby acknowledge that the Bank may request you from time to time to provide the personal data and information of your personal guarantor's and/or any third party security providers ("the Individual") in the course of your financing contract and/or transactions with the Bank ("Third Party Personal Data").

viii.	You hereby agree to draw the Individual's attention to the Maybank Group Privacy Notice which is posted in our website www.maybank2u.com.myand which outlines how the Maybank Group collects, uses, maintains, stores, discloses, secures and retains the Personal Data prior to providing the Bank with the Individual's Personal Data.

ix.	You hereby warrant that you have complied with the requirements of PDPA and have obtained the relevant consents from the Individual in relation to the processing and disclosure of their Personal Data.

[End of Annexure 2]

MIB/SME Property & Business Financing-i/ LO (02092014)

Bio life Neutraceuticals Sdn. Bhd. (870055-M)

ATTACHMENT

Asset Sale Agreement

THIS AGREEMENT is made the PARTIES:-

day of 21 Oct 2016

(1)	MAYBANK ISLAMIC BERHAD (Company No. 787435-M) a company incorporated in Malaysia and having its registered address at 14th Floor, Menara Maybank, No. 100 Jalan Tun Perak, 50050 Kuala Lumpur and includes its successors in title and assigns (hereinafter referred to as "Bank") of the one part; and

(2)	The Party whose particulars are set out in Section 2 of the Schedule hereto (hereinafter referred to as "Customer") of the other part.

RECITAL:-

Pursuant to the Letter of Offer dated the day and year as stated in Section 1 of the Schedule hereto ("Letter of Offer") and in accordance to the financing procedure of the Bank, the Customer has undertaken to purchase the commodity ("Commodity") stated in Section 3 of the Schedule hereto upon the terms and conditions therein and herein contained.

IT IS HEREBY AGREED as follows:-

1.	The Bank hereby sells to the Customer and the Customer hereby purchases from the Bank the Commodity at a sale price as stated in Section 4 of the Schedule hereto ("Bank's Sale Price") and payable on deferred payment terms upon the terms and conditions herein contained.

2.	Upon execution of this Agreement, all rights title and benefits to the Commodity shall pass to the Customer.

3.	'fhe Bank's Sale Price and all other monies covenanted to be paid under the Facility shall be paid in full within the tenure stated in Section 5 of the Schedule hereto ("Tenure") at the time and in the manner as stated in Section 6 of the Schedule hereto.

4.	The Customer is purchasing the Commodity unconditionally and without reservation on an "as is where is" basis and shall have no remedy against the Bank in respect of quality, condition, or otherwise in respect of the Commodity.

5.	Each party acknowledges that the Commodity shall be capable of physical delivery. The Customer may request the physical delivery of the Commodity provided that the Bank shall have received such instruction from the Customer in the form of a fourteen days prior written notice to the Bank. All costs associated with the physical delivery of the commodity, including the delivery costs, storage costs and takaful/insurance, shall be borne by the Customer.

6.	Unless otherwise stated, the reference, terms and conditions as set out in the Letter of Offer are hereby repeated and shall be binding upon the parties hereto and their successor in-title and assigns of the Bank and personal representatives, successor-in-title of the Customer.

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 39 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

7.	This Agreement shall be subject to the Mast er Facility Agreement to be executed between the Customer and the Bank in relation to the Letter of Offer upon the terms and conditions therein contained.

8.	It is hereby agreed that this Agreement is an instrument employed in one transaction to secure the payment of the Facility together with all indebtedness thereto within the meaning of Section 4 (3) of the Stamp Act 1949 and for the purpose of the said section, this Agreement is deemed to be the subsidiary instrument. Pursuant to Para 6 of the General Exemptions of the First Schedule of the Stamp Act 1949 wherein this Agreement is an additional instrument strictly required for the purpose of compliance with the Shariah principles, this Agreement is exempted from stamp duty.

[End of clause of the Asset Sale Agreement]

IN WITNESS WHEREOF the parties hereto have hereunto set their hands or seal the day and year above stated.

SIGNED by

for and on behalf MAYBANK ISLAMIC BERHAD

(Company No.: 787435-M) Name:

PF No: Thim Lee Chu

(981733)

*THE COMMON SEAL of

the Customer was hereunto affixed in the presence of:

MAYBANK ISLAMIC BERHAD

/s/THIM LEE CHU

by its Authorised Signatory

Director

or

*SIGNED by

for and on behalf of the Customer

Director/ Secretary

/s/CHONG KHOOI YOU

Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

( Formerly known as CK Harvest (M) Sdn . Bhd. )

Lot 6, Jalan Ria 3, Kawasan Perindustrian Ria, Jalan Semenylh,43000 Kajang, Selangor.

Tel/ Fax: 03•87406720

MIB/SME Property & Busin ess Financing-i/ LO (0 20920 14)

Page 40 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

Schedule

(Schedule to the Asset Sale Agreement)

Section	Item	Particulars
1	Letter of Offer	Date : 10'h October, 2016 Facility Type : Commodity Murabahah Term Financing-i (CMTF·i)
2	Customer

Name BIO LIFE NEUTRACEUTICALS SDN. BHD.

Company No. 870055-M

Registered Office Tingkat 2

No. 17 & 19, Jalan Brunei Barat Pudu

55100 Kuala Lumpur.

Business Address : Lot 6, Jalan Ria 3

Taman Perindustrian Ria Batu 18, Off Jalan Semenyih 43000 Kajang

Selangor.

3	The Commodity	Shariah compliant commodities determined by the Bank as per the e-certificate or such other evidence of ownership maintained by the Bank for this Facility.
4	Bank's Sale Price	RM6,926,058-44
5	Tenure	As per the Letter of Offer
6	Payment	As per the Letter of Offer

M/B/SME Property &Business Financing-i/ LO (02092014)

Page 41 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055·M)

ATTACHMENT

Asset Sale Agreement

THIS AGREEMENT is made the PARTIES:-

day of 21OCT 2016

(1)	MAYBANK ISLAMIC BERHAD (Company No. 787435-M) a company incorporated in Malaysia and having its registered address at 14th Floor, Menara Maybank, No. 100 Jalan Tun Perak, 50050 Kuala Lumpur and includes its successors in title and assigns (hereinafter referred to as "Bank") of the one part; and

(2)	The Party whose particulars are set out in Section 2 of the Schedule hereto (hereinafter referred to as "Customer") of the other part.

RECITAL:-

Pursuant to the Letter of Offer dated the day and year as stated in Section 1 of the Schedule hereto ("Letter of Offer") and in accordance to the financing procedure of the Bank, the Customer has undertaken to purchase the commodity ("Commodity") stated in Section 3 of the Schedule hereto upon the terms and conditions therein and herein contained.

IT IS HEREBY AGREED as follows:-

1.	The Bank hereby sells to the Customer and the Customer hereby purchases from the Bank the Commodity at a sale price as stated in Section 4 of the Schedule hereto ("Bank's Sale Price") and payable on deferred payment terms upon the terms and conditions herein contained.

2.	Upon execution of this Agreement, all rights title and benefits to the Commodity shall pass to the Customer.

3.	The Bank's Sale Price and all other monies covenanted to be paid under the Facility shall be paid in full within the tenure stated in Section 5 of the Schedule hereto ("Tenure") at the time and in the manner as stated in Section 6 of the Schedule hereto,

4.	The Customer is purchasing the Commodity unconditionally and without reservation on an "as is where is" basis and shall have no remedy against the Bank in respect of quality, condition, or otherwise in respect of the Commodity.

5.	Each party acknowledges that the Commodity shall be capable of physical delivery, The Customer may request the physical delivery of the Commodity provided that the Bank shall have received such instruction from the Customer in the form of a fourteen days prior written notice to the Bank. All costs associated with the physical delivery of the commodity, including the delivery costs, storage costs and takaful/insurance, shall be borne by the Customer.

MIB/SME Property & Business Financing·i/ LO (02092014)

Page 42 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055·M)

6.	Unless otherwise stated, the reference, terms and conditions as set out in the Letter of Offer are hereby repeated and shall be binding upon the parties hereto and their successor in-title and assigns of the Bank and personal representatives, successor-in-title of the Customer.

7.	This Agreement shall be subject to the Master Facility Agreement to be executed between the Customer and the Bank in relation to the Letter of Offer upon the terms and conditions therein contained.

8.	It is hereby agreed that this Agreement is an instrument employed in one transaction to secure th e payment of the Facility together with all indebtedness there to within the meaning of Section 4 (3) of the Stamp Act 1949 and for the purpose of the said section, this Agreement is deemed to be the subsidiary instrument. Pursuant to Para 6 of the General Exemptions of the First Schedule of the Stamp Act 1949 wherein this Agreement is an additional instrument strictly required for the purpose of compliance with the Shariah principles, this Agreements exempted from stamp duty .

[End of clause of the Asset Sale Agreement]

IN WITNESS WHEREOF the par ti es hereto have hereunto set their hands or seal the day and year above stated.

SIGNED by

for and on behalf MAYBANK ISLAMIC BERHAD

(Company No.: 787435-M)

Name: PF No:

MAYBANK ISLAMIC BERHAD

/s/ THIM LEE CHU

by its Authorised Signatory

Thim Lee Chu

(981733)

*THE COMMON SEAL of

the Customer was hereunto affixed in the presence of:

Director or

*SIGNED by

for and on behalf of the Customer

Director / Secretary

/s/ CHONG KHOOI YOU

Bio Life Neutraceuticals Sdn.Bhd. (870055-M)

( Formerly known as CK Harvest (M) Sdn. Bhd. )

Lot 6, Jalan Ria 3, Kawasan Perindustrian Ria,

Jalan Semenylh, 43000 Kajang, Selangor.

Tel/ Fax: 03-8740 6720

MIB/ SM E Property & Business Financing-i / LO (0 2092014)

Page 43 of 44 Bio Life Neutraceuticals Sdn. Bhd. (870055-M)

Schedule

(Schedule to the Asset Sale Agreement)

Section	Item	Particulars
1	Letter of Offer	Date : 10th October, 2016 Facility Type : Cash Line-i (CL-i)
2	Customer

Name : BIO LIFE NEUTRACEUTICALS SON. BHD.

Company No. 870055-M

Registered Office Tingkat 2

No. 17 & 19, Jalan Brunei Barat Pudu

55100 Kuala Lumpur.

Business Address Lot 6, Jalan Ria 3 Taman Perindustrian Ria

Batu 18, Off Jalan Semenyih 43000 Kajang

Selangor.

3	The Commodity	Shariah compliant commodities determined by the Bank as per the e-certificate or such other evidence of ownership maintained by the Bank for this Facility.
4	Bank's Sale Price	RM1,532,500-00
5	Tenure	As per the Letter of Offer
6	Payment	As per the Letter of Offer

MIB/SME Property & Business Financing-i/ LO (02092014)

Page 44 of 44 Bio Life Neutraceuticais Sdn. Bhd. (870055-M)